EXHIBIT 99.1

Repros Therapeutics Inc.® Reports Third Quarter 2016 Financial Results

THE WOODLANDS, Texas, Nov. 08, 2016 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced financial results for the third quarter ended September 30, 2016.

Financial Results

Net loss for the three month period ended September 30, 2016, was ($4.2) million or ($0.17) per share as compared to a net loss of ($6.6) million or ($0.27) per share for the same period in 2015.  The net loss for the nine month period ended September 30, 2016, was ($13.3) million or ($0.55) per share as compared to a net loss of ($22.9) million or ($0.94) per share for the same period in 2015.  The decreased loss for both the three and nine month periods was primarily due to decreased clinical development expenses related to the Company’s enclomiphene and Proellex product candidates, as well as decreased payroll and benefits expenses and legal expenses.

For the three month period ended September 30, 2016, research and development (“R&D”) expenses decreased 42%, or $2.3 million, to $3.2 million, as compared to $5.5 million for the same period in the prior year.  For the nine month period ended September 30, 2016, R&D expenses decreased 47%, or approximately $9.1 million, to $10.2 million, as compared to $19.3 million for the same period in the prior year.  The decrease in both the three and nine month periods was primarily due to the submission of the NDA to the FDA for our enclomiphene product candidate in 2015, as well as decreased R&D payroll and benefits expenses, legal expenses and expenses related to the clinical development of Proellex.

General and administrative expenses decreased 9%, or approximately $103,000, to $997,000, for the three month period ended September 30, 2016 as compared to $1.1 million for the same period in the prior year and decreased 14%, or approximately $503,000, to $3.1 million for the nine month period ended September 30, 2016, as compared to $3.6 million for the same period in the prior year.  The decrease in both the three and nine month periods was primarily due to decreased non-cash stock based compensation.

Total revenues and other income increased to $10,000 for the three month period ended September 30, 2016 as compared to $1,000 for the same period in the prior year.  Total revenue and other income increased to $41,000 for the nine month period ended September 30, 2016 as compared to $3,000 for the same period in the prior year.  All revenue in both periods was from interest income, and the increase was primarily due to higher yields for the three and nine month periods ended September 30, 2016 as compared to the prior year.

Liquidity and Capital Resources

The Company had cash and cash equivalents of approximately $10.5 million as of September 30, 2016 as compared to $21.4 million as of December 31, 2015.  Net cash of approximately $12.5 million and $20.5 million was used in operating activities during the nine month periods ended September 30, 2016 and 2015, respectively.  The major use of cash for operating activities for the nine month period ended September 30, 2016 was to fund our clinical development programs and associated administrative costs.  No cash was used in investing activities during the nine month period ended September 30, 2016.  Cash provided by financing activities for the nine month period ended September 30, 2016 was approximately $1.6 million due to the 807,340 ATM Shares sold at a weighted average share price of $2.15, net of related expenses.

As of September 30, 2016 we had 25,126,784 shares of common stock outstanding.

About Repros Therapeutics Inc.®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," "plan," "seek," "could," "can," "should" or similar expressions. These statements are based on assumptions that the Company has made in light of the Company's experience in the industry, as well as the Company's perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. Any such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors that may cause actual events to be materially different from those expressed or implied by such forward-looking statements, including the potential approval of our NDA for our enclomiphene product candidate, the ability to have success in the clinical development of the Company's technologies, the reliability of interim results to predict final study outcomes, the ability to protect the Company's intellectual property rights and such other risks as are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

REPROS THERAPEUTICS INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Revenues and other income
Interest income	$10	$1	$41	$3
Total revenues and other income	10	1	41	3

Expenses
Research and development	3,182	5,506	10,191	19,277
General and administrative	997	1,100	3,144	3,647
Total expenses	4,179	6,606	13,335	22,924

Net loss	$(4,169)	$(6,605)	$(13,294)	$(22,921)

Net loss per share - basic and diluted	$(0.17)	$(0.27)	$(0.55)	$(0.94)

Weighted average shares used in loss per share calculation:
Basic	24,495	24,318	24,372	24,291
Diluted	24,495	24,318	24,372	24,291

	CONDENSED CONSOLIDATED BALANCE SHEETS

		September 30,	December 31,
		2016	2015

	Cash and cash equivalents	$10,505	$21,393
	Other currents assets	158	84
	Fixed assets (net)	4	8
	Total assets	$10,667	$21,485

	Accounts payable and accrued
	expenses	$2,309	$2,918
	Stockholders' equity	8,358	18,567
	Total liabilities and
	stockholders' equity	$10,667	$21,485

Contact:
Investor Relations:
Thomas Hoffmann
The Trout Group
(646) 378-2931
thoffmann@troutgroup.com